Exhibit 3.153

CERTIFICATE OF FORMATION

OF

BRANDYWINE GRANDE B, LLC

1.  The name of the limited liability company is: Brandywine Grande B, LLC.

2.  The address of its registered office in the State of Delaware and New Castle County shall be 1313 North Market Street, Suite 5100, Wilmington, Delaware 19801. The registered agent at such address shall be PHS Corporate Services, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Brandywine Grande B, LLC effective as of this 15th day of June, 2004.

/s/ Heather L. Reid

Heather L. Reid
Authorized Person